As filed with the Securities and Exchange Commission on October 3, 2022

Registration No. 333-262322

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO REGISTRATION STATEMENT

ON FORM S-4

UNDER

THE SECURITIES ACT OF 1933

STELLAR BANCORP, INC.

(Exact name of registrant as specified in its charter)

Texas	20-8339782
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

9 Greenway Plaza, Suite 110 Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip Code)

Allegiance Bancshares, Inc. 2019 Amended And Restated Stock Awards And Incentive Plan

Allegiance Bancshares, Inc. 2015 Amended And Restated Stock Awards And Incentive Plan

Post Oak Bancshares, Inc. Stock Option Plan

(Full title of the plan)

Robert R. Franklin, Jr.

Chief Executive Officer

Stellar Bancorp, Inc.

9 Greenway Plaza, Suite 110

Houston, Texas 77046

(713) 210-7600

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Michael G. Keeley, Esq.

Blake H. Redwine, Esq.

Norton Rose Fulbright US, LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

(214) 855-3906

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

Stellar Bancorp, Inc., formerly known as CBTX, Inc. (“Stellar” or the “Registrant”), hereby amends its Registration Statement on Form S-4 (File No. 333-262322 (as amended by the pre-effective Amendments No. 1 and No. 2 thereto, the “Form S-4”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on April 7, 2022, by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”).

This Registration Statement relates to up to 286,519 shares of common stock of Stellar, par value $0.01 per share (“Stellar common stock”) issuable in respect of certain equity awards in respect of shares of common stock of Allegiance Bancshares, Inc. (“Allegiance”), par value $1.00 per share (“Allegiance common stock”), granted by Allegiance and held by current employees of Allegiance and its affiliates (“Current Employees”), which were assumed by Stellar and converted into equity awards in respect of shares of Stellar common stock in connection with Stellar’s merger with Allegiance, as described below. These equity awards were granted pursuant to the following plans: (a) Allegiance Bancshares, Inc. 2019 Amended and Restated Stock Awards and Incentive Plan (the “2019 Plan”); (b) Post Oak Bancshares, Inc. Stock Option Plan (the “Post Oak Plan”); and (c) Allegiance Bancshares, Inc. 2015 Amended And Restated Stock Awards And Incentive Plan (the “2015 Plan” and together with the 2019 Plan and the Post Oak Plan, the “Legacy Allegiance Plans”). Such shares represent the maximum number of shares of Stellar common stock issuable upon the vesting, settlement or exercise of the equity awards under the Legacy Allegiance Plans, subject to appropriate adjustments thereto. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Stellar common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Stellar common stock.

All such shares of Stellar common stock were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Form S-4.

The Merger

Pursuant to the Agreement and Plan of Merger, dated as of November 5, 2021 (the “Merger Agreement”), by and between CBTX, Inc., and Allegiance, effective as of October 1, 2022, Allegiance merged with and into CBTX, Inc., with CBTX, Inc. as the surviving entity (the “Merger”). Immediately following the Merger, CBTX, Inc. changed its name to Stellar Bancorp, Inc.

Merger Consideration

At the effective time of the Merger (the “Effective Time”), each share of Allegiance common stock outstanding immediately prior to the Effective Time, was converted into the right to receive 1.4184 shares of Stellar common stock (the “Exchange Ratio”).

Treatment of Allegiance Equity Awards

At the Effective Time, each option, whether vested or unvested, to purchase a number of shares of Allegiance common stock that was outstanding as of immediately prior to the Effective Time fully vested, to the extent not previously vested, ceased to represent a right to purchase shares of Allegiance common stock and was converted automatically into an option to purchase a number of shares of Stellar common stock (each an “adjusted stock option”) equal to the product obtained by multiplying (i) the total number of shares of Allegiance common stock subject to such Allegiance stock option immediately prior to the Effective Time by (ii) the Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares. Each such adjusted stock option has an exercise price per share of Stellar common stock (rounded up to the nearest whole cent) equal to (i) the per share exercise price for the shares of Allegiance common stock subject to such Allegiance stock option divided by (ii) the Exchange Ratio. In the case of any Allegiance stock option that is intended to qualify as an incentive stock option under Section 421 of the Internal Revenue Code, on a share-by-share comparison, the ratio of the purchase price to the fair market value of the shares subject to the adjusted stock option immediately after the Merger shall not be more favorable to the optionee than the ratio of the purchase price to the fair market value of the shares subject to the Allegiance stock option immediately prior to the Merger. Except as specifically provided above, following the Effective Time, each adjusted stock option remains subject to the same terms and conditions applicable to the converted Allegiance stock option under the applicable Allegiance equity plan and the agreements evidencing grants thereunder prior to the Effective Time, other than with respect to vesting.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required by Rule 428(b)(1). These documents and the documents incorporated by reference into this Registration Statement pursuant to Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

In this Registration Statement, as permitted by law, Stellar “incorporates by reference” information from other documents that Stellar files with the Securities and Exchange Commission (the “SEC”). This means that Stellar can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care.

The following documents filed (and excluding any documents or portions thereof furnished) with the SEC by Stellar are hereby incorporated into this Registration Statement by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022;

•	Current Reports on Form 8-K, filed with the SEC on January 28, 2022, Two Filing, March 17, 2022, March 18, 2022, May 17, 2022, May 25, 2022, June 16, 2022, June 30, 2022, August 23, 2022, August 25, 2022, August 26, 2022, September 15, 2022, September 21, 2022, September 22, 2022, September 26, 2022, September 30, 2022 and October 3, 2022 (in each case, other than the portions of those documents not deemed to be filed);

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on April 28, 2022, and for the quarter ended June 30, 2022, filed with the SEC on July 28, 2022; and

•	the description of Stellar’s common stock contained in the Registration Statement on Form 8-A (File No. 001-38280) filed with the SEC on November 6, 2017, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by Stellar pursuant to Section 13(a), 13(c) 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than those documents or portions of those documents that may be “furnished” and not filed with the SEC), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Texas Business Organizations Code (“TBOC”) permits a corporation to indemnify a director who was, is or is threatened to be a named defendant or respondent in a proceeding as a result of the performance of his duties if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he reasonably believed to be in the best interests of the corporation and, in all other cases, that the person’s conduct was not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his conduct was unlawful. The TBOC further permits a corporation to eliminate in its charter all monetary liability of the corporation’s directors to the corporation or its shareholders for conduct in performance of such director’s duties. Stellar’s certificate of formation provides that its directors are not liable to Stellar or its shareholders for monetary damages for an act or omission in their capacity as a director, except that there will be no limitation of liability to the extent the director has been found liable under applicable law for: (i) breach of the director’s duty of loyalty owed to Stellar or Stellar’s shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to Stellar or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or (v) by a unanimous vote of the shareholders.

Section 8.104 of the TBOC provides that the corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 also provides that reasonable expenses incurred by a former director or officer, or a present or former employee or agent of the corporation, who was, is or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.105 of the TBOC provides that a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As consistent with Section 8.105, a corporation may indemnify and advance expenses to persons who are not directors to the same extent that a corporation may indemnify and advance expenses to directors.

Further, Stellar’s certificate of formation and bylaws provide that Stellar must indemnify its directors and officers to the fullest extent authorized by law. Stellar is also expressly required to advance certain expenses to its directors and officers. Stellar may also purchase insurance on behalf of an existing or former officer, employee, director or agent against any liability asserted against and incurred by that person in such capacity, or arising out of that person’s status in such capacity. Stellar believes that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Stellar is party to indemnification agreements with each of its directors and certain of its officers. The indemnification agreements provide, among other things, for indemnification to the fullest extent permitted by law and Stellar’s certificate of formation and bylaws against (i) any and all direct and indirect liabilities and reasonable expenses, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with Stellar’s approval and reasonable counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of Stellar’s indebtedness and (iii) any liabilities incurred as a result of acting on behalf of Stellar (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to Stellar if it is found that such indemnitee is not entitled to such indemnification under applicable law and Stellar’s certificate of formation and bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Stellar under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, Stellar’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description
4.1	Second Amended and Restated Certificate of Formation of Stellar Bancorp, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 3, 2022)
4.2	Bylaws of Stellar Bancorp, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 3, 2022)
4.3	Allegiance Bancshares, Inc. 2015 Amended and Restated Stock Awards and Incentive Plan (including form of awards) (incorporated by reference to Exhibit 10.2 to Allegiance’s Registration Statement on Form S-1 filed with the SEC on August 24, 2015 (Registration No. 333-206536))
4.4	Allegiance Bancshares, Inc. 2019 Amended and Restated Stock Awards and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Allegiance’s Current Report on Form 8-K filed on April 30, 2019 (Commission File No. 001-37585))
4.5	Amendment to the Post Oak Bancshares, Inc. Stock Option Plan, dated March 17, 2011, (incorporated by reference to Allegiance’s Exhibit 4.3 to Form S-8 filed with the SEC on November 1, 2018 (Registration No. 333-228119))
4.6	Post Oak Bancshares, Inc. Stock Option Plan, (incorporated by reference to Allegiance’s Exhibit 4.2 to Form S-8 filed with the SEC on November 1, 2018 (Registration No. 333-228119))
4.7	Amendment to the Post Oak Bancshares, Inc. Stock Option Plan, dated March 17, 2016, (incorporated by reference to Allegiance’s Exhibit 4.4 to Form S-8 filed with the SEC on November 1, 2018 (Registration No. 333-228119))
4.8	Amendment to the Post Oak Bancshares, Inc. Stock Option Plan, as amended, dated September 19, 2018, (incorporated by reference to Allegiance’s Exhibit 4.5 to Form S-8 filed with the SEC on November 1, 2018 (Registration No. 333-228119))
4.9	Amendment to the Allegiance Bancshares, Inc. 2015 Amended and Restated Stock Awards and Incentive Plan (incorporated by reference to Exhibit 10.1 to Allegiance’s Current Report on Form 8-K filed on May 24, 2017 (Commission File No. 001-37585))
5.1*	Opinion of Norton Rose Fulbright US LLP
23.1*	Consent of Grant Thornton LLP
23.2*	Consent of Crowe LLP
23.3*	Consent of Norton Rose Fulbright US LLP (included in the opinion filed as Exhibit 5.1)
24.1*	Power of Attorney of Directors and Officers of Stellar Bancorp, Inc.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 3, 2022.

STELLAR BANCORP, INC.

By:	/s/ Robert R. Franklin, Jr.
	Name:	Robert R. Franklin, Jr.
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ Robert R. Franklin, Jr.	Chief Executive Officer and Director	October 3, 2022
Robert R. Franklin, Jr.	(Principal Executive Officer)

*	Chief Financial Officer	October 3, 2022
Paul P. Egge	(Principal Financial and Accounting Officer)

*	Director	October 3, 2022
John Beckworth

*	Director	October 3, 2022
Jon-Al Duplantier

*	Director	October 3, 2022
Michael A. Havard

*	Director	October 3, 2022
Frances H. Jeter

*	Director	October 3, 2022
George Martinez

*	Director	October 3, 2022
William S. Nichols, III

*	Director	October 3, 2022
Joe E. Penland, Sr.

*	Director	October 3, 2022
Reagan A. Reaud

*	Director	October 3, 2022
Steven F. Retzloff

*	Director	October 3, 2022
Fred S. Robertson

*	Director	October 3, 2022
Joseph B. Swinbank

*	Director	October 3, 2022
John E. Williams

*	Director	October 3, 2022
William E. Wilson Jr.

* By:	/s/ Robert R. Franklin, Jr.
Robert R. Franklin, Jr.
Attorney-in-Fact
October 3, 2022